Schedule VIII
                              CROMPTON & KNOWLES CORPORATION AND SUBSIDIARIES

                                           Valuation and Qualifying Accounts
                                           (In thousands of dollars)


                           Additions
            Balance at  charged to            Adjustments      Balance
            beginning   costs and                              at end
            of year     expenses    Recurring       Other      of year

Fiscal Year ended December 31, 1994:
Allowance for doubtful acct$ 4,072   $    84   $  (349)(1)  $    22 (4) $ 3,829
Accumulated amortization of cost in
excess of acq'd net asset 5,456   1,097         101 (2)        (32)(5)   6,622
Accumulated amortization of other
intangible assets      1,239         266           -              -       1,505

Fiscal Year ended December 25, 1993:
 Allowance for doubtful acct$ 3,736   $  483   $  (147)(1)   $     -     $ 4,072
Accumulated amortization of cost in
excess of acq'd net asset 4,510      963         (17)(2)          -       5,456
Accumulated amortization of other
intangible assets        996         285         (42)(2)          -       1,239

Fiscal Year ended December 26, 1992:
Allowance for doubtful acct$ 4,659 $   -     $  (318)(1)    $  (605)(3) $ 3,736
Accumulated amortization of cost in
excess of acq'd net asset 3,577      949         (16)(2)          -       4,510
Accumulated amortization of other
intangible assets            686         292          18 (2)      -         996




(1)Represents accounts written off as uncollectible (net of recoveries), and the translation effect of accounts denominated in foreign currencies.
(2)Represents the translation effect of intangible assets denominated in foreign currencies.
(3)Represents reduction in allowance for doubtful accounts requirements.
(4)Represents allowance related to the acquisition of Egan Machinery in 1994.
(5)Represents intangible asset retirements.